EXHIBIT 99.1


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     W. R. Berkley Corporation                      NEWS
     475 Steamboat Road                             RELEASE
     Greenwich, Connecticut 06830
     (203) 629-3000
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   FOR IMMEDIATE RELEASE                            CONTACT:
                                                    Karen A. Horvath
                                                    Vice President - External
                                                    Financial Communications
                                                    203-629-3000


             W. R. BERKLEY CORPORATION ANNOUNCES REDEMPTION OF W. R.
                        BERKLEY CAPITAL TRUST SECURITIES

     Greenwich, CT, October 18, 2006 -- W. R. Berkley Corporation (NYSE: BER) today announced that it will cause to be redeemed all outstanding 8.197% Capital Securities (CUSIP No. 084498 AB 0) of W. R. Berkley Capital Trust on December 15, 2006 (the "Redemption Date") at a redemption price equal to $1,000 per $1,000 liquidation amount of the capital securities, together with accrued and unpaid distributions on the capital securities to the Redemption Date. The Bank of New York will act as Paying Agent. Redemptions will be made upon the presentation and surrender of the capital securities to the Paying Agent by mail, by hand or by overnight delivery at The Bank of New York, Corporate Trust Operations, 111 Sanders Creek Parkway, East Syracuse, New York 13057.

     In connection with the redemption of the W. R. Berkley Capital Trust capital securities, the Company will prepay all of its outstanding $210 million 8.197% Junior Subordinated Debentures due 2045 on the Redemption Date at par plus accrued interest to the Redemption Date. The proceeds from the prepayment of the debentures will be used by W. R. Berkley Capital Trust, the sole holder of the debentures, to redeem its aforementioned capital securities.

     Founded in 1967, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates in five segments of the property casualty insurance business: specialty insurance, regional property casualty insurance, alternative markets, reinsurance, and international.

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